Exhibit 99.1

Assertio Therapeutics Announces Exchange Offer of $200 Million of its Currently Outstanding 2.50% Convertible Notes Due 2021

Lake Forest, Illinois, August 9, 2019 — Assertio Therapeutics, Inc. (NASDAQ: ASRT) (“Assertio”) today announced it has entered into separate, privately negotiated exchange agreements (the “Exchange Agreements”) with a limited number of holders of Assertio’s currently outstanding 2.50% Convertible Notes due 2021 (the “Exchanged Notes”).

“This transaction is a significant milestone for the Company,” said Arthur Higgins, President and CEO of Assertio. “We have worked hard to pay down our senior secured debt and with today’s announcement we have taken a significant step toward addressing our 2021 convertible debt. Importantly, this transaction reduces our overall leverage and represents further progress in our transformation to become a leading diversified biopharmaceutical business.”

Pursuant to the Exchange Agreements, Assertio will exchange approximately $200 million aggregate principal amount of Exchanged Notes for a combination of (a) its new 5.00% Convertible Senior Notes due August 15, 2024 (the “New Convertible Notes”), (b) a cash payment plus accrued but unpaid interest on the Exchanged Notes, and (c) an agreed number of shares of Assertio’s common stock. The transactions are subject to customary closing conditions and are expected to close on August 13, 2019.  The shares of Assertio’s common stock and the New Convertible Notes will be issued in private placements exempt from registration in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).  Assertio will issue approximately $120 million aggregate principal amount of New Convertible Notes, pay an aggregate of approximately $30 million in cash and issue an aggregate of approximately 15.8 million shares of its common stock in the transactions. Assertio will not receive any cash proceeds from the issuance of the New Convertible Notes or the shares of its common stock.

The New Convertible Notes will bear interest at a rate of 5.00% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2020, and will be convertible into cash, shares of Assertio’s common stock or a combination of cash and shares of Assertio’s common stock, at Assertio’s election, at an initial conversion rate of 323.5198 shares of Assertio’s common stock per $1,000 principal amount of New Convertible Notes, which is equivalent to an initial conversion price of approximately $3.09 per share of Assertio’s common stock. The New Convertible Notes will mature on August 15, 2024, unless earlier converted or repurchased in accordance with their terms prior to such date.

Assertio also entered into an amendment to its senior secured credit agreement to facilitate the convertible note exchange transactions.

SunTrust Robinson Humphrey, Inc. acted as Sole Exchange Agent and Financial Advisor to Assertio in connection with the transactions and Gibson, Dunn & Crutcher acted as legal counsel to Assertio.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements.  These statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks related to the proposed exchange offer and other risks outlined in Assertio’s public filings with the Securities and Exchange Commission, including Assertio’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q.  All information provided in this news release speaks as of the date hereof.  Except as otherwise required by law, Assertio undertakes no obligation to update or revise its forward-looking statements.

INVESTOR AND MEDIA CONTACT:

John B. Thomas

Senior Vice President, Investor Relations and Corporate Communications

jthomas@assertiotx.com